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EXHIBIT 99.1

Abilene, Texas--(Business Wire)-- TX Holdings, Inc. (PINK SHEETS: TXHG-NEWS) has received a $7,500.000 letter of commitment from its investment banker, the Baron Group, Ltd.

According to the terms of the agreement, the Baron Group has already begun its efforts to raise short-term bridge financing of up to $500,000 plus $2,000,000 equity financing. These financings will be priced on a structure agreed to by TX Holdings and the investor(s). In addition, the Baron Group has already started working with its lenders to facilitate a $5,000,000 energy loan based on the company's reserves. All financing is to be done on a best effort basis.

The Company first announced its investment and merchant banking relationship with the Baron Group on November 20, 2006.